EXHIBIT 99.1

                 Cendant Reaches Preliminary Agreement To Settle
             Common Stock Securities Class Action for $2.83 Billion

      Cendant to Record $1.8 Billion Non-Cash, After-Tax Charge in 4Q 1999

            Settlement Expected to Reduce 2000 EPS by $0.12 to $0.16

                   Cendant to Resume Share Repurchase Activity

               Company to Expand Corporate Governance Initiatives


Cendant announced today that it has reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey. Under the agreement, Cendant would pay the class members $2.83 billion in cash. The class action was initiated following the discovery in April 1998 of accounting irregularities at former CUC International (CUC) business units.

Cendant will continue to pursue its claims against CUC's former auditor, Ernst & Young LLP (E&Y) in relation to the accounting irregularities of the former CUC business units, including claims for professional malpractice, breach of contract and breach of fiduciary duty, and claims seeking contribution from E&Y in connection with Cendant's settlement of the PRIDES litigation. As part of its settlement agreement with lead plaintiffs, the class they represent will receive 50% of any recovery by Cendant from E&Y.

"By eliminating what was by far our largest remaining uncertainty, the settlement effectively brings closure to this most unfortunate event," said Henry R. Silverman, Cendant Chairman, President and CEO. "The resolution announced today will discharge substantially all of our remaining financial exposure from the former CUC. Further action lies in the hands of the U.S. Attorney and the SEC, each of which we believe is aggressively pursuing the responsible parties. While we will continue to actively cooperate, we expect that these matters will not affect the Company or its current officers and directors.

"Cendant can again be valued based on the performance of our businesses, without the overhang of this litigation," continued Silverman. "This settlement allows the fruits of our efforts to again belong to our shareholders, customers and employees.

"The structure of the settlement and our plans to finance it preserve significant flexibility for Cendant," concluded Silverman. "We will enter the year 2000 with significant discretionary cash and the financial resources to pursue shareholder value wherever it lies. Now that we have reached this preliminary agreement, we will resume share repurchase activity."

The Company also announced that it is undertaking additional initiatives in the area of corporate governance, and it expects those initiatives to make an important contribution toward further building shareholder value. These actions include meeting a very strict definition of independence for a majority of the Company's directors; continuing to maintain a compensation committee comprised of only independent directors; continuing to maintain an audit committee comprised of at least three independent directors and including at least one director with accounting or financial expertise; the establishment of a nominating committee comprised entirely of independent directors; requiring shareholder approval prior to any re-pricing of employee stock options; and asking shareholders to approve a motion by the Company's next annual meeting to elect all directors on an annual basis.

The Company has engaged Chase Securities and Goldman Sachs as financial advisors in connection with the funding of the settlement. Bank of America provided credit advisory services to Cendant in connection with the settlement.

With respect to the settlement, Cendant will record a non-cash after-tax charge of approximately $1.8 billion, or $2.39 per share in the fourth quarter of 1999.

Based upon the assumption that district court approval of the settlement will occur at the end of the first quarter of 2000, the Company currently estimates that the settlement may reduce 2000 earnings per share by between $0.12 and $0.16. The pro forma 12-month earnings impact, assuming the settlement occurred on January 1, 2000, is currently estimated at $0.15 to $0.21 cents per share.

The impact on earnings per share in 2000 will vary based on factors that include the following:

o First, while the Company expects to resume share repurchase activity, its repurchases may not equal the $1 billion in stock the Company originally intended to acquire in the fourth quarter of 1999.

o Second, the exact date on which Cendant may make the actual settlement payment is uncertain, based on the date of final district court order and whether this order is appealed. From the date of the final district court order, Cendant will accrue interest on the unpaid settlement amount. While any appeals are pending, Cendant will deposit a letter of credit or similar security in the amount of the settlement.

o Third, the timing and impact of any securities issued to ultimately finance the settlement payment will depend on market conditions at the time.

o Fourth, while Cendant expects to generate significant tax benefits from its ultimate settlement payment, these will only be recovered on a cash basis over time as Cendant generates taxable income that can be offset against the loss generated by the settlement. Thus, Cendant may only be able to recover its tax deduction over several years. The speed with which it can utilize the tax benefits will affect the EPS impact of the settlement.

The proposed settlement will have no impact on the balance sheet, earnings or cash flow of Cendant's independent finance subsidiary, PHH Corporation.

The proposed settlement resolves all class actions brought on behalf of purchasers of securities issued by CUC, HFS Incorporated or Cendant, other than certain remaining claims relating to FELINE PRIDES securities. The proposed settlement does not encompass all pending litigation asserting claims associated with the CUC accounting irregularities. However, in the opinion of the Company, the potential impact of all such unresolved litigation outside of the proposed settlement is not material.

The timing and manner of distribution of the settlement to members of the class will be subject to a plan of distribution to be developed by plaintiffs' counsel subject to approval by the Court. Questions concerning the terms of the settlement agreement should be directed to lead plaintiffs' counsel: Barrack, Rodos & Bacine, 3300 Two Commerce Sq., Philadelphia, PA 19103 (215) 963-0600 or Bernstein, Litowitz, Berger & Grossmann LLP, 1285 Avenue of the Americas, New York, NY 10019 (212) 554-1400.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including the outcome of litigation. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K/A for the year ended December 31, 1998, including completion of the settlement of the class action litigation.